Exhibit 99

U.S. Xpress Announces New Chief Operating Officer

Matt Herndon to Join Company’s Next-Generation Leadership Ranks

U.S. Xpress Enterprises, Inc. announced today that Matt Herndon is joining the company as Chief Operating Officer for its subsidiary, U.S. Xpress, Inc.

Herndon has been in the trucking business for nearly 30 years, having most recently held the position of Chief Operating Officer at P.A.M. Transport in Tontitown, AR. As COO for P.A.M., Herndon oversaw all Operations, Customer Service and Planning, Safety, Driver Recruiting, outside terminals, facilities and drop yards. Prior to his role as P.A.M.’s COO, Herndon served in various leadership roles within the company.

“As U.S. Xpress continues to transform from a privately owned entrepreneurial culture to a public entity that takes a more coordinated approach to management, we think that Matt has just the right mix of leadership skills and experience to help execute our vision,” said Eric Fuller, President and CEO of the Company.

The Company also announced today that Lisa Quinn Pate, Chief Administrative Officer and daughter of company co-founder Pat Quinn, will retire as an employee of the Company in mid-2019. However, Pate intends to continue her active involvement with the Company as a member of the Board of Directors.

About U.S. Xpress Enterprises

Founded in 1985, U.S. Xpress Enterprises, Inc. is the nation's fifth largest asset-based truckload carrier by revenue, providing services primarily throughout the United States. We offer customers a broad portfolio of services using our own truckload fleet and third-party carriers through our non-asset-based truck brokerage network. Our modern fleet of tractors is backed up by a team of committed professionals whose focus lies squarely on meeting the needs of our customers and our drivers.

Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "believes," "anticipates," "plans," "intends," “continue,” “will,” “could,” “should,” “may,” and similar terms and phrases. In this press release, such statements may include, but are not limited to, expectations concerning the roles and retirement of certain members of the Company’s management team and board of directors. Readers should review and consider the factors disclosed by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission that could cause actual events to differ materially from those in the forward-looking statements. The forward-looking statements speak only as of the date of this press release. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contacts:

U.S. Xpress Enterprises, Inc.
Media Relations
Danna Bailey
VP, Corporate Communications
DBailey@usxpress.com

 or

Investor Relations
Brian Baubach
Sr. VP, Corporate Finance
BBaubach@usxpress.com

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